Exhibit 1

PLEDGE AGREEMENT

THIS PLEDGE AGREEMENT (this “Agreement”), dated as of March 19, 2019, is executed and delivered by Bryant R. Riley, an individual (the “Pledgor”) in favor of Axos Bank (the “Secured Party”).

WHEREAS, pursuant to that certain Credit Agreement of even date herewith (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and between Pledgor and the Secured Party, the Secured Party has agreed to make available to the Pledgor certain financial accommodations on the terms and conditions contained in the Credit Agreement; and

WHEREAS, as a condition to the provision of credit by Secured Party to the Pledgor, Pledgor is required to pledge certain Securities (as hereinafter defined) to the Secured Party pursuant to this Agreement;

NOW, THEREFORE, in consideration of the mutual agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree as follows:

Section 1. Definitions. Capitalized terms used herein but not defined herein shall have the same definitions that are given to such terms in the Credit Agreement. Terms used herein that are defined in the UCC (as defined below) shall have the same definitions that are given to such terms in the UCC. In addition, the following defined terms are used in this Agreement, as well as other defined terms that are defined in other provisions of this Agreement:

“Applicable Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation of a Governmental Authority or determination of a court or binding arbitrator, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Bankruptcy Code” means United States Bankruptcy Code (11 U.S.C. Section 101 et seq.), as in effect from time to time, and any successor statute thereto.

“Collateral” is defined in Section 2(a) below.

“Company” means B. Riley Financial Inc., a Delaware corporation (NASDAQ: RILY), its successors and assigns.

“Deposit Account” means account #[***] at Axos Bank, together with any successor or replacement accounts.

“Equity Interests” means all securities, shares, units, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company, or similar entity, whether voting or nonvoting, certificated or uncertificated, including limited partner partnership interests, common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934.

“Event of Default” is defined in Section 6.

“Initial Pledged Shares” means those initial Pledged Shares described on Schedule 1 attached to this Agreement, and all Equity Interests related thereto.

“Issuer” means the Company.

“Pledged Shares” means Shares of the Company in which a security interest has been granted to Secured Party pursuant to this Agreement as security for the Secured Obligations, including, without limitation, (a) Initial Pledged Shares and (b) Shares otherwise constituting Proceeds of Pledged Shares.

“Proceeds” means all proceeds (including proceeds of proceeds) of any of the Collateral including all: (a) rights, benefits, distributions, premiums, profits, dividends, interest, cash, instruments, documents of title, accounts, contract rights, inventory, equipment, general intangibles, payment intangibles, deposit accounts, chattel paper, and other property from time to time received, receivable, or otherwise distributed in respect of or in exchange for, or as a replacement of or a substitution for, any of the Collateral, or proceeds thereof (including any cash, Equity Interests, or other instruments issued after any recapitalization, readjustment, reclassification, merger or consolidation with respect to the Issuer and any security entitlements; (b) proceeds of any insurance, indemnity, warranty, or guaranty (including guaranties of delivery) payable from time to time with respect to any of the Collateral, or proceeds thereof; and (c) payments (in any form whatsoever) made or due and payable to Pledgor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral, or proceeds thereof.

“Readily Marketable” means, at any time in the case of any Pledged Shares, that Secured Party has the right to sell or otherwise dispose of such Pledged Shares pursuant to this Agreement, without violation of any Applicable Law or contract, to sell such Pledged Shares immediately on the NASDAQ Stock Exchange.

“Restricted Securities Collateral” is defined in Section 5(b).

“Secured Obligations” means, collectively, the Obligations, as defined in the Credit Agreement.

“Securities” means, collectively, the Pledged Shares.

“Securities Account” means account #[***] held at Axos Clearing LLC and any other account to which any Securities are credited.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Agreements” means, as the same have been or may hereafter be amended, modified, extended, renewed, supplemented or replaced from time to time, the Company’s Articles of Incorporation, the Company’s Bylaws, and all other present and future certificates, instruments, documents and agreements, whether written or oral, evidencing any of the Securities or evidencing or limiting any rights, titles, interests, powers, authorities, options, warrants, privileges or benefits of, accruing to or in any way relating to any of the Securities, including, without limitation, any such documents or agreements relating to the purchase, sale, transfer, conveyance, assignment, redemption, registration, encumbrance, exchange or disposition of, any of the Securities or any interest therein.

“Securities Laws” has the meaning given to it in Section 13.

“UCC” means the California Uniform Commercial Code, as amended from time to time (or the Uniform Commercial Code of any other State to the extent that such other code is required under the provisions of the California Uniform Commercial Code or otherwise to be applied in whole or in part to particular Collateral or to the creation, perfection or enforcement of security interests in particular Collateral).

Section 2. Pledge of Collateral.

(a) Pledge. As security for the prompt performance and payment in full of the Secured Obligations, Pledgor hereby pledges to the Secured Party and grants to the Secured Party a security interest in, all of the Pledgor’s right, title and interest in, to and under the following (collectively, the “Collateral”): (a) all present and future rights, titles and interests of Pledgor in, to and under the Securities, the Securities Agreements relating to the Securities, the Securities Account, the Deposit Account and any securities entitlements related to the Securities; (b) all present and future rights, titles, interests, powers, authorities, options, warrants, privileges, benefits and general intangibles of the Pledgor, accruing to or in any way relating to the Securities, including, without limitation, (i) all rights and claims of Pledgor to the payment or receipt of money and other property of every kind for any reason arising under, on account of, in respect of, in evidence of, as an addition to, in substitution for, in replacement of, in redemption of, in exchange for, in consideration of, or in any other manner relating to, the Securities or the Securities Agreements relating to the Securities, whether arising in contract, tort, equity or otherwise, and whether in connection with any merger, consolidation, reorganization, recapitalization, reclassification, stock split, liquidation, increase or reduction of capital or other similar occurrence in respect of the Issuer, or otherwise, and (ii) except as otherwise provided herein, all rights, titles and interests of Pledgor in and to all payments, receipts, collections, profits, revenues, dividends, distributions (including stock dividends or distributions, cash dividends or distributions and liquidating dividends or distributions), surplus, income, settlements, exchanges, benefits and other proceeds and avails in every form of or in any way relating to, the Securities, Securities Agreements relating to the Securities, Securities Accounts or securities entitlements related to the Securities, whether arising in contract, tort, equity or otherwise, and including all present and future rights and claims of Pledgor to the payment or receipt of money and other property of every kind for any reason arising on account of or in any way relating to, and all present and future rights, titles and interests of Pledgor in and to all proceeds in every form of, any voluntary or involuntary purchase, sale, transfer, conveyance, assignment, redemption, encumbrance, financing, re-financing, recapitalization, reorganization, exchange, liquidation, condemnation, taking, theft or disposition of any nature of, or any damage or casualty to, or any loss with respect to, the Securities or the Securities Agreements relating to the Securities, whether any of the foregoing arise in contract, tort, equity or otherwise; (c) all other property, interests and rights of the Pledgor now or hereafter directly or indirectly securing, pursuant to the Credit Documents or otherwise, any of the Secured Obligations; (d) all of Pledgor’s present and future books and records in any form relating to the foregoing, in or on any media, including data processing materials in any form (including software, tapes, discs and the like), whether in the possession of Pledgor or any other Person; (e) subject to the terms of this Agreement, all management rights, voting rights and control rights and all rights to grant or withhold consents and approvals, and (f) all present and future Proceeds of all of the foregoing, whether any such Proceeds constitute consumer goods, farm products, equipment, inventory, documents of title, chattel paper, accounts, instruments or general intangibles. Even if the Secured Obligations shall at any time, or from time to time, be paid in full, Secured Party’s security interest shall continuously exist until Secured Party shall have released it in writing; provided that nothing contained in this sentence shall relieve Secured Party of any duty of Secured Party to release Collateral, including by a written release, and/or return Collateral to Pledgor after the Secured Obligations have been paid in full and there exists no commitment by Secured Party which could give rise to any Secured Obligations.

(b) No Restrictions. Pledgor represents and warrants to Secured Party that the Pledged Shares are traded on the NASDAQ Stock Exchange and, except for such restrictions that may exist as of the Closing Date as a result of the Pledged Shares being “control securities”, are not subject to any legend, contract or other restriction that could adversely impact Lender’s ability to enforce the Credit Documents in accordance with their terms, including through the sale, assignment or transfer of the Pledged Shares.

(c) Additional Warranties and Agreements Concerning Collateral. Pledgor warrants to Secured Party and agrees that, except as otherwise agreed by Secured Party in writing from time to time: (i) Pledgor will promptly deliver or cause to be delivered to Secured Party, with such executed endorsements, assignments and/or powers as Secured Party may from time to time request in good faith, originals or copies, as Secured Party may require, of all Securities Agreements relating to the Securities known to exist, including, without limitation, originals of all certificates evidencing Pledged Shares; (ii) except as otherwise specifically permitted by this Agreement, Pledgor will not, directly or indirectly, without Secured Party’s prior written consent, sell, assign, transfer, convey or otherwise dispose of, or suffer or permit to occur any sale, assignment, transfer, conveyance or other disposition of, any of the Collateral, or any interest therein; (iii) Pledgor will not take or omit to take any action, including, without limitation, amendment of any of the Securities Agreements relating to the Securities, which would impair in any way any rights, titles or interests of Pledgor or Secured Party with respect to any of the Collateral;

Section 3. Representations and Warranties. The Pledgor hereby represents and warrants to the Secured Party as follows:

(a) Title and Liens. Subject to the terms hereof, Pledgor is, and will at all times continue to be, the legal and beneficial owner of the Collateral. None of the Collateral is subject to any adverse claim or other Lien other than Permitted Liens. No Person has control of any of the Collateral other than the Secured Party.

(b) Authorization. Pledgor has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform this Agreement in accordance with its terms. The execution, delivery and performance of this Agreement in accordance with its terms, including the granting of the security interest hereunder, do not and will not, by the passage of time, the giving of notice, or both: (i) require any governmental approval or violate any Applicable Law relating to the Pledgor; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of the Company, or any indenture, agreement or other instrument to which the Pledgor is a party or by which it or any of the Collateral of the Pledgor or its other property may be bound; or (iii) result in or require the creation or imposition of any Lien (other than Permitted Liens) upon or with respect to any of the Collateral of the Pledgor or the Pledgor’s other property whether now owned or hereafter acquired.

(c) Validity and Perfection of Security Interest. This Agreement is effective to create in favor of the Secured Party, a legal, valid and enforceable security interest in the Collateral. Such security interest will be perfected (i) with respect to any such Collateral that is a “security” (as such term is defined in the UCC) and is evidenced by a certificate, when such Collateral is delivered to the Secured Party or Secured Party’s designated securities intermediary, with duly executed transfer powers with respect thereto, (ii) with respect to any such Collateral that is a “security” (as such term is defined in the UCC) but is not evidenced by a certificate, when UCC financing statements in appropriate form are filed in the appropriate filing offices in the jurisdiction of organization of the Pledgor or when control is established by the Secured Party over such interests in accordance with the provision of Section 8-106 of the UCC, or any successor provision, and (iii) with respect to any such Collateral that is not a “security” (as such term is defined in the UCC), when UCC financing statements in appropriate form are filed in the appropriate filing offices in the jurisdiction of organization of the Pledgor. Except as set forth in this subsection, no action is necessary to perfect the security interest granted by Pledgor under this Agreement.

(d) Pledged Equity Interests. The information set forth on Schedule 1 hereto with respect to the Collateral of the Pledgor is true and correct.

(e) Intentionally Omitted.

(f) Authorization of Pledged Shares. All Pledged Shares: (i) are duly authorized, validly issued, fully paid and nonassessable, (ii) are not subject to preemptive rights of any Person, (iii) have been held exclusively by Pledgor since the date of issuance; and (iv) qualify as Readily Marketable subject only to restrictions that may exist as of the Closing Date as a result of the Pledged Shares being “control securities”.

Section 4. Covenants. The Pledgor hereby unconditionally covenants and agrees as follows:

(a) No Liens; No Sale of Collateral. The Pledgor will not create, assume, incur or permit or suffer to exist any adverse claim or other Lien on any of the Collateral other than Permitted Liens and shall not enter into any document, instrument or agreement (other than this Agreement) which prohibits or purports to prohibit the creation or assumption of any Lien on any of the Collateral. The Pledgor will not sell, lease, lend, assign, transfer or otherwise dispose of all or any portion of the Collateral (or any interest therein).

(b) Intentionally Omitted.

(c) Defense of Title. The Pledgor will warrant and defend its title to and ownership of the Collateral of the Pledgor, at its sole cost and expense, against the claims of all Persons.

(d) Delivery of Certificates, Etc. If Pledgor shall receive any certificate (including, without limitation, any certificate representing an Equity Interest and/or liquidating dividends, other distributions in property, return of capital or other distributions made on or in respect of the Collateral, whether resulting from a subdivision, combination or reclassification of outstanding Equity Interests or received in exchange for Collateral or any part thereof or as a result of any merger, consolidation, acquisition or other exchange of assets or on the liquidation, whether voluntary or involuntary, or otherwise), instrument, option or rights in respect of any Collateral, whether in addition to, in substitution of, as a conversion of, or in exchange for, any Collateral, or otherwise in respect thereof, the Pledgor shall hold the same in trust for the Secured Party and promptly deliver the same to the Secured Party or Secured Party’s designated securities intermediary in the exact form received, duly indorsed by the Pledgor to the Secured Party, if required, together with an undated transfer power covering such certificate (or other appropriate instrument of transfer) duly executed in blank by the Pledgor and with, if the Secured Party so requests, signature guaranteed, to be held by the Secured Party, subject to the terms of this Agreement, as Collateral.

(e) Uncertificated Securities. With respect to any Collateral that constitutes a security and is not represented or evidence by a certificate or instrument, the Pledgor shall promptly direct the Issuer thereof either (i) to register the Secured Party as the registered owner of such security or (ii) to agree in writing with the Secured Party and the Pledgor that such Issuer will comply with the instructions with respect to such security originated by the Secured Party without further consent of the Pledgor.

(f) Cash Dividends. Pledgor shall cause all cash dividends payable in respect to any Collateral to be deposited in the Deposit Account. All non-cash distributions will be handled in accordance with Section 4.

Section 5. Remedies.

(a) In addition to any right or remedy that the Secured Party may have with respect to the Collateral under the other Credit Documents or otherwise under Applicable Law, if an Event of Default shall exist, the Secured Party may, subject to the Secured Party’s compliance with any requirements of SEC Rule 144A, exercise any and all the rights and remedies of a secured party under the UCC and may otherwise sell, assign, transfer, endorse and deliver the whole or, from time to time, any part of the Collateral at a public or private sale or on any securities exchange, for cash, upon credit or for other property, for immediate or future delivery, and for such price or prices and on such terms as the Secured Party in its discretion shall deem appropriate. With respect to any Collateral held or maintained with a securities intermediary, the Secured Party shall be entitled to notify such securities intermediary that such securities intermediary should follow the entitlement orders of the Secured Party and that such securities intermediary should no longer follow entitlement orders of the Pledgor, without further consent of the Pledgor. The Secured Party shall have the right (in its sole and absolute discretion) to register any Equity Interests which are part of the Collateral in its own name as secured party or the name of its nominee (as Secured Party or as sub-agent), endorsed or assigned in blank or in favor of the Secured Party.

(b) If the Secured Party shall determine that in order to exercise its right to sell any or all of the Collateral it is necessary or advisable to have such Collateral registered under the provisions of the Securities Act (any such Collateral, the “Restricted Securities Collateral”), Pledgor will use commercially reasonable efforts to cause Issuer (and the officers and directors thereof) (i) to execute and deliver all such instruments and documents, and do or cause to be done all such other acts as may be, in the opinion of the Secured Party, necessary or advisable to register such Restricted Securities Collateral, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of such Restricted Securities Collateral, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the opinion of the Secured Party, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. Pledgor agrees to use commercially reasonable efforts to cause Issuer (and the officers and directors thereof) to comply with the provisions of the securities or “Blue Sky” laws of any and all jurisdictions which the Secured Party shall designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of the Securities Act.

(c) At any sale, the Secured Party shall be authorized (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account in compliance with the Securities Laws and any other Applicable Law and upon consummation of any such sale the Secured Party shall have the right to assign, transfer, endorse and deliver to the purchaser or purchasers thereof the Collateral so sold. Pledgor acknowledges and agrees that, in order to avoid any violation of Applicable Law or in order to obtain any required approval of the sale or of the purchase thereof by any Governmental Authority, Secured Party may be unable to effect a public sale of any or all of the Collateral by reason of certain prohibitions contained in the Securities Laws, but may be compelled to resort to one or more private sales thereof to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Pledgor acknowledges and agrees that any such private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale. Notwithstanding any such circumstances, Pledgor acknowledges and agrees that such compliance shall not result in any such private sale for such reason alone being deemed to have been made in a commercially unreasonable manner. Secured Party shall not be under any obligation to delay a sale of any of the Collateral for the period of time necessary to permit the issuer of such securities to register such securities under the Securities Laws, even if the issuer desires, requests or would agree to do so. Each purchaser at any sale of Collateral shall take and hold the property sold absolutely free from any claim or right on the part of Pledgor, and the Pledgor hereby waives (to the fullest extent permitted by Applicable Law) all rights of redemption, stay and/or appraisal which the Pledgor now has or may at any time in the future have under any Applicable Law now existing or hereafter enacted. The Pledgor agrees that, to the extent notice of sale shall be required by Applicable Law, no more than ten (10) days’ prior written notice to the Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Secured Party may fix and shall state in the notice or publication (if any) of such sale. At any such sale, the Collateral, or portion thereof to be sold, may be sold in one lot as an entirety or in separate parcels, as the Secured Party may determine in its sole and absolute discretion. The Secured Party shall not be obligated to make any sale of the Collateral if it shall determine not to do so regardless of the fact that notice of sale of the Collateral may have been given. The Secured Party may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case the sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Secured Party until the sale price is paid by the purchaser or purchasers thereof, but the Secured Party shall not incur any liability to Pledgor in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. Pledgor acknowledges and agrees that all Pledged Shares are of a kind that is customarily sold on a recognized market or the subject of widely distributed standard price quotations. As such, Pledgor may purchase the Pledged Shares at private sale. At any public or private sale made pursuant to this Agreement, the Secured Party and any other holder of any of the Secured Obligations may bid for or purchase, free from any right of redemption, stay and/or appraisal on the part of Pledgor (all said rights being also hereby waived and released to the extent permitted by Applicable Law), any part of or all the Collateral offered for sale. For purposes hereof, a written agreement to purchase all or any part of the Collateral shall be treated as a sale thereof; the Secured Party shall be free to carry out such sale pursuant to such agreement and no Pledgor shall be entitled to the return of any Collateral subject thereto, notwithstanding the fact that after the Secured Party shall have entered into such an agreement all Events of Default may have been remedied or the Secured Obligations may have been paid in full as herein provided. The Pledgor hereby waives any right to require any marshaling of assets and any similar right. In addition to exercising the power of sale herein conferred upon it, the Secured Party shall also have the option to proceed by suit or suits at law or in equity to foreclose this Agreement and sell the Collateral or any portion thereof pursuant to judgment or decree of a court or courts having competent jurisdiction. The rights and remedies of the Secured Party under this Agreement are cumulative and not exclusive of any rights or remedies which any of them otherwise have.

(d) If an Event of Default exists, Secured Party shall have the right, in its discretion, at any time, and from time to time, (i) to sign Pledgor’s name on any drafts or orders against, or demands, notices (including notices to the Company) or other documents directed to, Persons obligated or liable to Pledgor on account of or in respect of any of the Collateral, (ii) to indorse Pledgor’s name on any instruments, checks, drafts, orders or other items of payment constituting Collateral that may come into Secured Party’s possession or control from time to time, and/or (iii) to cause, or to require Pledgor to cause, any of the Collateral to be registered in the name of Secured Party or its nominees; (iv) to receive (and Pledgor will promptly deliver or cause to be delivered to Secured Party and, until so delivered, Pledgor shall hold as Secured Party’s agent and bailee) dividends, payments and all other money and other property in any form and for any reason paid, payable, distributed or distributable to Pledgor, or received or receivable by Pledgor, on account of or in respect of, or constituting, Collateral, with such executed indorsements, assignments and/or powers as Secured Party may from time to time request in good faith; (v) to notify, and/or to require Pledgor to notify, any the issuer and any and all other Persons obligated or liable on or with respect to any of the Collateral to deliver to Secured Party all money and other property in any form and for any reason payable or distributable to Pledgor, or receivable by Pledgor, on account of or in respect of, or constituting, Collateral; or (vi) to exercise any and all voting rights pertaining to the Collateral (which voting rights Pledgor shall no longer have the right to exercise so long as such Event of Default exists) and to exercise, or to require Pledgor to exercise, any and all rights of conversion, exchange, subscription, redemption or registration, and all privileges, options and rights pertaining to the Collateral, whether in connection with any merger, consolidation, insolvency, reorganization, recapitalization, dissolution, liquidation or other similar occurrence in respect of the Issuer or otherwise, and, in connection therewith, to deposit and deliver any or all of the Collateral to or with any committee, depository, transfer agent, registrar or other Person upon such terms and conditions as Secured Party may determine in its discretion. The Secured Party agrees to execute and deliver to Pledgor, or cause to be executed and delivered to Pledgor, as appropriate, at the sole cost and expense of the Pledgor, all such proxies, powers of attorney, dividend orders and other instruments as the Pledgor may reasonably request for the purpose of enabling the Pledgor to receive the dividends which the Pledgor is authorized to retain and/or to exercise the voting and/or consensual rights and powers which the Pledgor is entitled to exercise.

(e) Pledgor agrees to use its commercially reasonable efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Restricted Securities Collateral valid and binding and in compliance with any and all other Applicable Laws. Pledgor further agrees that a breach of any of the covenants contained in this Section 5 will cause irreparable injury to the Secured Party, that the Secured Party has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 5 shall be specifically enforceable against Pledgor, and Pledgor hereby hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Credit Agreement.

Section 6. Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder:

(a) any certification, representation or information previously or hereafter made or supplied to Secured Party by or on behalf of Pledgor or the Issuer relating to this Agreement, any of the other Credit Documents, the Loan, any of the Collateral, or the Issuer shall prove to have been, when made or supplied or deemed made or supplied, false or misleading in any respect deemed material by Pledgor in good faith;

(b) Pledgor or the Issuer shall fail to observe, comply with or perform any warranty, covenant or agreement to be observed, complied with or performed by such Person under this Agreement or any of the other Credit Documents; and

(c) any Event of Default under and as defined in the Credit Agreement.

Section 7. Application of Proceeds of Sale and Cash. The proceeds of any sale of the whole or any part of the Collateral, together with any other moneys held by the Secured Party under the provisions of this Agreement, shall be applied in accordance with the Credit Agreement.

Section 8. Secured Party Appointed Attorney-in-Fact. The Pledgor hereby constitutes and appoints the Secured Party as the attorney-in-fact of the Pledgor with full power of substitution. Upon the occurrence of an Event of Default Secured Party shall have the right, either in the Secured Party’s name or in the name of the Pledgor, to do any of the following: (a) to perform any obligation of the Pledgor hereunder in the Pledgor’s name or otherwise; (b) to ask for, demand, sue for, collect, receive, receipt and give acquittance for any and all moneys due or to become due under and by virtue of any Collateral; (c) to prepare, execute, file, record or deliver notices, assignments, financing statements, continuation statements, applications for registration or like papers to perfect, preserve or release the Secured Party’s security interest in the Collateral; (d) to issue entitlement orders, instructions and other orders to any securities intermediary in connection with any of the Collateral held by or maintained with such securities intermediary; (e) to verify facts concerning the Collateral in the Pledgor’s name, its own name or a fictitious name; (f) to endorse checks, drafts, orders and other instruments for the payment of money payable to the Pledgor, representing any interest or dividend or other distribution payable in respect of the Collateral or any part thereof or on account thereof and to give full discharge for the same; (g) to exercise all rights, powers and remedies which the Pledgor would have, but for this Agreement, with respect to any of the Collateral; and (h) to carry out the provisions of this Agreement and to take any action and execute any instrument which the Secured Party may deem necessary or advisable to accomplish the purposes-hereof, and to do all acts and things and execute all documents in the name of the Pledgor or otherwise, deemed by the Secured Party as necessary, proper and convenient in connection with the preservation, perfection or enforcement of its rights hereunder. Nothing herein contained shall be construed as requiring or obligating the Secured Party to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by it, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof, and no action taken by the Secured Party or omitted to be taken with respect to the Collateral or any part thereof shall give rise to any defense, counterclaim or offset in favor of Pledgor or to any claim or action against the Secured Party. The power of attorney granted herein is irrevocable (so long as the Secured Obligations remain unpaid or there exists any commitment by Secured Party which could give rise to any Secured Obligations) and coupled with an interest.

Section 9. Secured Party’s Duty of Care. Other than the exercise of reasonable care to ensure that safe custody of the Collateral while being held by the Secured Party hereunder, the Secured Party shall have no duty or liability to preserve rights pertaining thereto, it being understood and agreed that the Pledgor shall be responsible for preservation of all rights of the Pledgor in the Collateral. The Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Secured Party accords its own property, it being understood that the Secured Party shall not have responsibility for (a) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Collateral, whether or not the Secured Party has or is deemed to have knowledge of such matters or (b) taking any necessary steps to preserve rights against any parties with respect to any Collateral. In no event shall Secured Party be responsible for any loss of value of any Collateral resulting from market fluctuations.

Section 10. Reimbursement of Secured Party. The Pledgor agrees to pay upon demand to the Secured Party the amount of any and all expenses, including the reasonable fees, disbursements and other charges of its counsel and agents that the Secured Party may incur in connection with (a) the exercise or enforcement of any of the rights of the Secured Party hereunder, or (b) the failure by Pledgor to perform or observe any of the provisions hereof or otherwise in respect of the Collateral.

Section 11. Indemnification. The Pledgor agrees to pay, indemnify, and hold the Secured Party and each of its respective predecessor, affiliate, subsidiaries, successors and assigns, together with their past, present and future officers, directors, agents, attorneys, financial advisors, representatives, partners, joint ventures, affiliates and the successor and assigns of any and all of them (each, an “Indemnified Person”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (“Indemnified Amounts”) brought against or incurred by an Indemnified Person, in any manner arising out of or, directly or indirectly, related in any way to or connected with this Agreement, including without limitation, the exercise by the Secured Party of any of its rights and remedies under this Agreement or any other action taken by the Secured Party pursuant to the terms of this Agreement; provided, however, Pledgor shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Amounts to the extent arising (i) from the gross negligence or willful misconduct of such Indemnified Party, as determined by a court of competent jurisdiction in a final, non-appealable judgment, or (ii) from claims or causes of action solely between the Secured Party and Axos Clearing LLC.

Section 12. Further Assurances. The Pledgor shall, at its sole cost and expense, take all action that may be necessary or desirable in the Secured Party’s sole discretion, so as at all times to maintain the validity, perfection, enforceability and priority of the Secured Party’s security interest in the Collateral, or to enable the Secured Party to exercise or enforce its rights hereunder, including without limitation or otherwise in respect of the Collateral.

Section 13. Securities Laws. In view of the position of the Pledgor in relation to the Collateral, or because of other current or future circumstances, a question may arise under the United States Securities Act of 1933, as amended or any similar Applicable Law hereafter enacted analogous in purpose or effect (the United States Securities Act of 1933, as amended and any such similar Applicable Law as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Collateral permitted hereunder. Pledgor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Secured Party if the Secured Party were to attempt to dispose of all or any part of the Collateral in accordance with the terms hereof and might also limit the extent to which or the manner in which any subsequent transferee of any Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Secured Party in any attempt to dispose of all or part of the Collateral in accordance with the terms hereof under applicable “blue sky” laws or other state securities laws (the “Blue Sky Laws” and together with the Federal Securities Laws, “Securities Laws”) or similar Applicable Law analogous in purpose or effect. Pledgor recognizes that in light of the foregoing restrictions and limitations the Secured Party may, with respect to any sale of the Collateral, limit the purchasers to those who will agree, among other things, to acquire such Collateral for their own account, for investment, and not with a view to the distribution or resale thereof. Pledgor acknowledges and agrees that in light of the foregoing restrictions and limitations, the Secured Party, in its sole and absolute discretion, may, in accordance with Applicable Law, (a) proceed to make such a sale whether or not a registration statement for the purpose of registering such Collateral or part thereof shall have been filed under the Federal Securities Laws. Pledgor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Secured Party shall incur no responsibility or liability for selling all or any part of the Collateral in accordance with the terms hereof at a price that the Secured Party, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached. The provisions of this Section will apply notwithstanding the existence of public or private market upon which the quotations or sales prices may exceed substantially the price at which the Secured Party sells. Pledgor acknowledges and agrees that any action taken by Secured Party based on the advice of counsel relating to Secured Party’s compliance with Securities Laws shall be commercially reasonable.

Section 14. Continuing Security Interest. This Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect until it terminates in accordance with its terms.

Section 15. Security Interest Absolute. All rights of the Secured Party hereunder, the grant of a security interest in the Collateral and all obligations of the Pledgor hereunder, shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of any Credit Document, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of the payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from any Credit Document, or any other agreement or instrument relating to any of the foregoing, (c) any exchange, release or nonperfection of any other collateral, or any release or amendment or waiver of or consent to or departure from any guaranty, for all or any of the Secured Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, Pledgor in respect of the Secured Obligations or in respect of this Agreement (other than the indefeasible payment in full of all the Secured Obligations).

Section 16. No Waiver. Neither the failure on the part of the Secured Party to exercise, nor the delay on the part of the Secured Party in exercising any right, power or remedy hereunder or under any Credit Document, nor any course of dealing between the Secured Party, on the one hand, and the Pledgor, on the other hand, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or remedy hereunder preclude any other or the further exercise thereof or the exercise of any other right, power or remedy. EACH OF THE PLEDGOR AND THE PLEDGOR HEREBY ACKNOWLEDGES AND AGREES THAT NOTHING CONTAINED HEREIN SHALL WAIVE OR AMEND (OR BE DEEMED TO BE OR CONSTITUTE AN AMENDMENT TO OR WAIVER OF) ANY COVENANT, TERM OR PROVISION OF THE CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR ANY DEFAULT OR EVENT OF DEFAULT THAT EXISTS AS OF THE DATE HEREOF OR HINDER, RESTRICT OR OTHERWISE MODIFY THE RIGHTS AND REMEDIES OF SECURED PARTY FOLLOWING THE OCCURRENCE OF ANY PRESENT OR FUTURE DEFAULT OR EVENT OF DEFAULT UNDER THE CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT.

Section 17. Notices. Notices, requests and other communications required or permitted hereunder shall be sent in accordance with, and subject to, the notice provisions set forth in the Credit Agreement.

Section 18. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 19. JUDICIAL REFERENCE; OTHER MATTERS; WAIVERS.

(a) It is the desire and intention of the parties to agree upon a mechanism and procedure under which any controversy, lawsuit, breach, or dispute arising out of or relating to this Agreement or any other Loan Document will be resolved in a prompt and expeditious manner. Accordingly, any controversy, lawsuit, breach, or dispute arising out of or relating to this Agreement or relating to the interpretation of any term or provision hereof (collectively, “Claim”), shall be heard and determined by a referee appointed and acting pursuant to a consensual general reference pursuant to the provisions of California Code of Civil Procedure, Sections 638, et. seq. It is the parties’ intention that the matter be heard by a single referee. The parties shall agree upon a single referee who shall then try all issues, whether of fact or law, and report a statement of decision which either party may file with the clerk or judge of a court of competent jurisdiction, and judgment shall be entered thereon. If the parties are unable to agree upon a referee within ten (10) days of a written request to do so by any party, then any party may thereafter seek to have a referee appointed pursuant to California Code of Civil Procedure Sections 638 and 640. The parties agree that the referee(s) shall have the power to decide all issues of fact and law and shall report a statement of decision hereon, and to issue all legal and equitable relief appropriate under the circumstances before him or her. The parties further agree that referee shall be empowered to rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication. The parties shall promptly and diligently cooperate with one another and the referee(s) and shall perform such acts as may be necessary to obtain prompt and expeditious resolution of the dispute or controversy in accordance with the terms hereof. The referee(s) shall award legal fees and costs (including the fees of the referee(s)) related to this reference proceeding, and to any related litigation, in accordance with the terms of this Agreement.

(b) No provision of this Section 19 shall limit the right of any party to exercise self-help remedies such as setoff, foreclosure against, or sale of, any real or personal property collateral or security, or to obtain provisional or ancillary remedies from a court of competent jurisdiction before, after, or during the pendency of any reference proceeding. The exercise of any one or more remedies does not waive the right of either party to resort to relief through a reference proceeding.

(c) The referee’s fees and costs shall be paid in accordance with the terms of this Agreement. In the event the prevailing party pays the referee’s fees and costs, the prevailing party shall be entitled to recover such costs from the non-prevailing party as costs in the same manner as attorneys’ fees and costs.

(d) By agreeing to judicial reference, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim. Without intending in any way to limit the provisions of this paragraph, to the extent any Claim is not submitted to judicial reference, the parties irrevocably and voluntarily waive any right they may have to a trial by jury to the extent permitted by applicable law. WHETHER THE CLAIM IS DECIDED BY JUDICIAL REFERENCE OR BY TRIAL, THE PARTIES AGREE AND UNDERSTAND THAT THE EFFECT THIS SECTION 19(D) IS THAT THEY ARE GIVING UP THE RIGHT TO TRIAL BY JURY. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH, AND (iii) CERTIFIES THAT THIS WAIVER IS KNOWINGLY, WILLINGLY, AND VOLUNTARILY MADE

(e) THE PLEDGOR EXPRESSLY WAIVES TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW: (i) ANY CONSTITUTIONAL OR OTHER RIGHT TO A JUDICIAL HEARING PRIOR TO THE TIME THE SECURED PARTY DISPOSES OF ALL OR ANY PART OF THE COLLATERAL AS PROVIDED IN THIS AGREEMENT; (ii) ALL RIGHTS OF REDEMPTION, STAY, OR APPRAISAL THAT THE PLEDGOR NOW HAS OR MAY AT ANY TIME IN THE FUTURE HAVE UNDER ANY APPLICABLE LAW NOW EXISTING OR HEREAFTER ENACTED; AND (iii) EXCEPT AS EXPRESSLY REQUIRED UNDER THIS AGREEMENT OR APPLICABLE LAW, ANY REQUIREMENT OF NOTICE, DEMAND, OR ADVERTISEMENT FOR SALE

(f) THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF AND SHALL SURVIVE THE PAYMENT OF THE SECURED OBLIGATIONS AND THE TERMINATION OF THIS AGREEMENT.

Section 20. Amendments. No amendment or waiver of any provision of this Agreement nor consent to any departure by Pledgor herefrom shall in any event be effective unless the same shall be in writing and signed by the parties hereto, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 21. Binding Agreement; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that Pledgor shall not be permitted to assign this Agreement or any interest herein or in the Collateral or any part thereof and any such assignment by Pledgor shall be null and void absent the prior written consent of the Secured Party.

Section 22. Termination. Upon indefeasible payment in full of all of the Secured Obligations and termination of the Loan, this Agreement shall terminate. Upon termination of this Agreement in accordance with its terms, the Secured Party agrees to take such actions as Pledgor may reasonably request, and at the sole cost and expense of the Pledgor, to evidence the termination of this Agreement.

Section 23. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under Applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under Applicable Law, such provisions shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

Section 24. Headings. Section headings used herein are for convenience only and are not to affect the construction of or be taken into consideration in interpreting this Agreement.

Section 25. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed counterpart by telecopy shall be effective as delivery of a manually executed counterpart.

Section 26. Consent. Unless otherwise specifically provided herein, whenever the consent of Secured Party is required in this Agreement, such consent may be given or withheld in Secured Party’s sole discretion.

[Signatures on Next Page]

IN WITNESS WHEREOF, the Pledgor has executed and delivered this Pledge Agreement under seal as of this the date first written above.

PLEDGOR:

/s/ Bryant R. Riley
Bryant R. Riley

Agreed to, accepted and acknowledged

as of the date first written above.

SECURED PARTY:

Axos Bank

By:	/s/ Greg Garrabrants
Name:	Greg Garrabrants
Title:	President and CEO

[Signature Page to Pledge Agreement]

SCHEDULE 1 TO PLEDGE AGREEMENT

INITIAL PLEDGED SHARES

Issuer	Class of Equity Interest	No. of Shares	Certificate No.	Date Acquired
B. Riley Financial, Inc.	Common Stock	3,122,537	0140	6/08/14
B. Riley Financial, Inc.	Common Stock	619,852	0166	12/24/14
B. Riley Financial, Inc.	Common Stock	2,021	0001	12/31/14
B. Riley Financial, Inc.	Common Stock	12,699	0059	12/10/15
B. Riley Financial, Inc.	Common Stock	6,910	0113	12/10/16
B. Riley Financial, Inc.	Common Stock	13,503	0162	5/24/2017
B. Riley Financial, Inc.	Common Stock	12,698	0246	12/10/17
B. Riley Financial, Inc.	Common Stock	221,181	0262	4/03/18
B. Riley Financial, Inc.	Common Stock	13,313	0269	5/24/18
Total Initial Pledged Shares:		4,024,714

SCHEDULE 1 TO

PLEDGE

AGREEMENT